Exhibit 99.1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, each of the persons named below agrees to the joint filing of a statement on Schedule 13G (including amendments thereto) with respect to the common shares, par value $0.001, of Revance Therapeutics, Inc., and further agrees that this joint filing agreement be included as an exhibit to such filings.

Dated: February 17, 2015

NovaQuest Pharma Opportunities Fund III, L.P.

By: NQ HCIF General Partner, L.P., its General Partner

By:	NQ HCIF GP, Ltd., its General Partner

By:	/s/ John L. Bradley, Jr.
Name: John L. Bradley, Jr.
Title: Director

NQ HCIF General Partner, L.P.

By:	NQ HCIF GP, Ltd., its General Partner

By:	/s/ John L. Bradley, Jr.
Name: John L. Bradley, Jr.
Title: Director

NQ HCIF GP, Ltd.

By:	/s/ John L. Bradley, Jr.
Name: John L. Bradley, Jr.
Title: Director